Exhibit 4.2

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of January 22, 2013, and entered into by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as trustee and collateral agent under the 2012 Lien Debt Documents (as defined below) (in such capacity, and together with its successors and assigns in such capacity, “2012 Lien Agent”), and Wells Fargo, in its capacity as trustee and collateral agent under the 2013 Lien Debt Documents (as defined below) (in such capacity, and together with its successors and assigns in such capacity, “2013 Lien Agent”).

RECITALS

HUTCHINSON TECHNOLOGY INCORPORATED, a corporation formed under the laws of Minnesota (“HTI”), the guarantors from time to time party thereto, and Wells Fargo, in its capacity as trustee for the 2012 Lien Claimholders (as defined below), have entered into that certain Indenture dated as of March 30, 2012 (as amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of such agreement, the “2012 Indenture”) providing for the issuance of notes by HTI and the guaranty of the 2012 Lien Obligations (as defined below) by such guarantors;

The obligations of the Grantors (as defined herein) under the 2012 Indenture are or will be secured by liens on substantially all of the personal property of the Grantors and certain real property of HTI pursuant to the terms of certain of the 2012 Lien Debt Documents (as defined below);

HTI, the guarantors from time to time party thereto, and Wells Fargo, in its capacity as trustee for the 2013 Lien Claimholders (as defined below), have entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented, Refinanced (as defined below), modified, renewed, extended, refunded or replaced from time to time in accordance with the terms of such agreement, the “2013 Indenture”) providing for the issuance of notes by HTI and the guaranty of the 2013 Lien Obligations (as defined below) by such guarantors;

The obligations of the Grantors (as defined herein) under the 2013 Indenture are or will be secured by liens on substantially all of the personal property of the Grantors and certain real property of HTI pursuant to the terms of certain of the 2013 Lien Debt Documents (as defined below); and

The 2012 Lien Debt Documents and the 2013 Lien Debt Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral (as defined below) and certain other matters.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“2012 Lien Claimholders” means, at any relevant time, the holders of 2012 Lien Obligations at that time, including 2012 Lien Holders and 2012 Lien Agent.

“2012 Lien Collateral” means all of the assets and property of any Grantor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any 2012 Lien Obligations.

“2012 Lien Collateral Documents” means the “Second Lien Security Agreement” (as defined in the 2012 Indenture), the 2012 Lien Notes, the 2012 Lien Mortgages, the Minnesota Mortgage, the Control Agreements and any other agreement, document, or instrument pursuant to which a Lien is granted securing any 2012 Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“2012 Lien Debt Documents” means the 2012 Lien Collateral Documents, the 2012 Indenture and the 2012 Lien Notes.

“2012 Lien Default” means any “Event of Default”, as such term is defined in any 2012 Lien Debt Document.

“2012 Lien Holders” means the “Holders” as defined in the 2012 Indenture.

“2012 Lien Mortgages” means each mortgage, deed of trust, and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any 2012 Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“2012 Lien Notes” means the 8.50% Senior Secured Second Lien Notes due 2017 issued by HTI pursuant to the 2012 Indenture, together with any replacement notes issued at any time in exchange therefor or pursuant to any Refinancing thereof.

“2012 Lien Obligations means all “Obligations” (as defined in the 2012 Indenture) and all other amounts owing, due, or secured under the terms of the 2012 Indenture or any other 2012 Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any 2012 Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the 2012 Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“2013 Lien Claimholders” means, at any relevant time, the holders of 2013 Lien Obligations at that time, including 2013 Lien Holders and 2013 Lien Agent.

“2013 Lien Collateral” means all of the assets and property of any Grantor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any 2013 Lien Obligations.

“2013 Lien Collateral Documents” means the “Second Lien Security Agreement” (as defined in the 2013 Indenture), the 2013 Lien Notes, the 2013 Lien Mortgages, the Minnesota Mortgage, the Control Agreements and any other agreement, document, or instrument pursuant to which a Lien is granted securing any 2013 Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“2013 Lien Debt Documents” means the 2013 Lien Collateral Documents, the 2013 Indenture and the 2013 Lien Notes.

“2013 Lien Default” means any “Event of Default”, as such term is defined in any 2013 Lien Debt Document.

“2013 Lien Holders” means the “Holders” as defined in the 2013 Indenture.

“2013 Lien Mortgages” means each mortgage, deed of trust, and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any 2012 Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“2013 Lien Notes” means the 10.875% Senior Secured Second Lien Notes due 2017 issued by HTI pursuant to the 2013 Indenture, together with any replacement notes issued at any time in exchange therefor or pursuant to any Refinancing thereof.

“2013 Lien Obligations means all “Obligations” (as defined in the 2013 Indenture) and all other amounts owing, due, or secured under the terms of the 2013 Indenture or any other 2013 Lien Debt Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any 2013 Lien Debt Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the 2013 Lien Debt Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Agent” means the 2012 Lien Agent, the 2013 Lien Agent or, in the case of the Minnesota Mortgage, PNC.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks in (i) New York, New York or (ii) Minneapolis, Minnesota are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person.

“Claimholders” means 2012 Lien Claimholders and 2013 Lien Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting 2012 Lien Collateral or 2013 Lien Collateral.

“Control Agreements” means collectively, (i) that certain Amended and Restated Deposit Account Control Agreement dated as of July 30, 2012 among HTI, Citizens Bank and Trust Co., as depository bank, PNC, as first lien agent, and Wells Fargo, as collateral agent, (ii) that certain Deposit Account Control Agreement dated as of April 30, 2012 among HTI, PNC, as depository bank, PNC, as first lien agent, and Wells Fargo, as collateral agent, (iii) Deposit Account Control Agreement (Springing Agreement) dated as of April 30, 2012 among HTI, PNC, as depository bank, PNC, as first lien agent, and Wells Fargo, as collateral agent; and (iv) any other deposit account control agreement that may be entered into by and among HTI and the 2012 Lien Agent or the 2013 Lien Agent.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or any diligently pursued in good faith attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the 2012 Lien Debt Documents or the 2013 Lien Debt Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral or the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee letter or similar agreement or arrangement)), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a

Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the Disposition of such Collateral within a commercially reasonable time, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the Disposition of such Collateral within a commercially reasonable time, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the 2012 Lien Debt Documents, the 2013 Lien Debt Documents, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, (g) the commencement of, or the joinder with any creditor in commencing, any Insolvency Proceeding against any Grantor or any assets of any Grantor or instituting any action seeking the appointment of a trustee, receiver, liquidator or similar official appointed for or over any Collateral, or (h) in the case of the Minnesota Mortgage, directing PNC, as collateral agent, with respect to any of the foregoing.

“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of an Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or the failure of any Grantor after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means HTI and Guarantors, and each other Person that may from time to time execute and deliver a 2012 Lien Collateral Document or a 2013 Lien Collateral Document as a “debtor,” “grantor,” or “pledgor” (or the equivalent thereof), or whose assets otherwise serve as collateral securing any portion of the 2012 Lien Obligations or the 2013 Lien Obligations.

“Guarantor” means any Subsidiary of HTI that becomes a guarantor of the 2012 Lien Obligations pursuant to the 2012 Indenture or a guarantor of the 2013 Lien Obligations pursuant to the 2013 Indenture.

“Holders” means the 2012 Lien Holders and the 2013 Lien Holders

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor;

(b) any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing.

“Minnesota Mortgage” means, collectively, one or more mortgages, deeds of trust, or other documents or instruments under which a Lien on certain real property owned by HTI in Minnesota shall be granted in favor of PNC, acting in the capacity as collateral agent on behalf of itself as agent under the Credit Agreement (as defined in the 2012 Indenture and the 2013 Indenture), the 2012 Lien Agent and the 2013 Lien Agent, to secure certain Priority Lien Obligations (as defined in the 2012 Indenture and the 2013 Indenture), the 2012 Lien Obligations and the 2013 Lien Obligations.

“Notes” means the 2012 Lien Notes and the 2013 Lien Notes.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“PNC” means PNC Bank, National Association.

“Pro Rata Basis” means, in reference to the sharing of any Collateral or proceeds thereof as among the Claimholders, the allocation or distribution of such Collateral or proceeds thereof by the applicable Agent for the account of the Claimholders, ratably in proportion to the principal, interest, fees, premiums and other obligations outstanding, determined at the time of the making of any such allocation or distribution.

“Refinance” means, in respect of any indebtedness, to refinance (including by means of sales of debt securities to institutional investors), extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, investors, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise:

(a) to the extent such amendment, restatement, supplement, modification, renewal, extension, Refinancing, refund, or replacement is not prohibited under this Agreement, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(b) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof;

(c) to the extent such amendment, restatement, supplement, modification, renewal, extension, Refinancing, refund, or replacement is not prohibited under this Agreement, any definition of or reference to 2012 Lien Obligations or the 2013 Lien Obligations herein shall be construed as referring to the 2012 Lien Obligations or the 2013 Lien Obligations (as applicable) as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(d) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(e) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(f) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

SECTION 2. Lien Priorities.

2.1 Priority. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the 2013 Lien Obligations granted with respect to the Collateral or of any Liens securing the 2012 Lien Obligations granted with respect to the Collateral and notwithstanding any contrary provision of the UCC or any other applicable law or the 2013 Lien Debt Documents or the 2012 Lien Debt Documents or any defect or deficiencies in, the Liens securing the 2012 Lien Obligations or the 2013 Lien Obligations, or any other circumstance whatsoever, each Agent hereby agrees that:

(a) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any 2012 Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, 2012 Lien Agent or any 2012 Lien Claimholders or any agent or trustee therefor shall be equal and ratable in all respects to any Lien with respect to the Collateral securing any 2013 Lien Obligations; and

(b) subject to the last sentence of this Section 2.1, any Lien with respect to the Collateral securing any 2013 Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, 2013 Lien Agent, any 2013 Lien Claimholders or any agent or trustee therefor shall be equal and ratable in all respects to all Liens with respect to the Collateral securing any 2012 Lien Obligations.

The foregoing and any other provision to the contrary contained in this Agreement notwithstanding, (i) the equal and ratable status of Liens provided for in this Agreement shall cease to be effective with respect to any part of the Collateral from and after the date on which the Liens of 2012 Lien Agent and 2012 Lien Claimholders are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by 2012 Lien Agent, or any failure by 2012 Lien Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, in which event 2013 Lien Agent and 2013 Lien Claimholders shall be entitled to receive and retain, from and after such date, all proceeds with respect to such Collateral to the extent the Liens of 2013 Lien Agent and 2013 Lien Claimholders are valid, enforceable, not void and allowed with respect to such Collateral, (ii) except as expressly provided in this Agreement, 2012 Lien Agent agrees not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of Grantors without the prior written consent of 2013 Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of 2013 Lien Claimholders holding at least a majority in aggregate principal amount of the 2013 Lien Notes then outstanding), (iii) the equal and ratable status of Liens provided for in this Agreement shall cease to be effective with respect to any part of the Collateral from and after the date on which the Liens of 2013 Lien Agent and 2013 Lien Claimholders are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by 2013 Lien Agent, or any failure by 2013 Lien Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, in which event 2012 Lien Agent and 2012 Lien Claimholders shall be entitled to receive and retain, from and after such date, all proceeds with respect to such Collateral to the extent the Liens of 2012 Lien Agent and 2012 Lien Claimholders are valid, enforceable, not void and allowed with respect to such Collateral, and (iv) except as expressly provided in this Agreement, 2013 Lien Agent agrees not to contractually subordinate its Lien in any Collateral to the Lien of any other creditor of Grantors without the prior written consent of 2012 Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of 2012 Lien Claimholders holding at least a majority in aggregate principal amount of the 2012 Lien Notes then outstanding).

2.2 Prohibition on Contesting Liens. Each of 2012 Lien Agent, for itself and on behalf of each 2012 Lien Claimholder, and 2013 Lien Agent, for itself and on behalf of each 2013 Lien Claimholder, agrees that it will not (and hereby waives any right to), directly or indirectly, contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity, or enforceability of a Lien held by or on behalf of any 2013 Lien Claimholders in the 2013 Lien Collateral or by or on behalf of any 2012 Lien Claimholders in the 2012 Lien Collateral, as the case may be, or the provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of 2012 Lien Agent, any 2012 Lien Claimholder, 2013 Lien Agent, or any 2013 Lien Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the respective priorities of the Liens securing the 2012 Lien Obligations and the 2013 Lien Obligations as provided in Sections 2.1 and 3.

2.3 New Liens. The parties hereto agree that no Grantor shall:

(a) grant any additional Liens on any asset to secure any 2012 Lien Obligation unless such Grantor gives 2013 Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any 2012 Lien Claimholder, such notice is provided to 2013 Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the 2013 Lien Obligations concurrently with the grant of a Lien thereon in favor of 2012 Lien Agent; or

(b) grant any additional Liens on any asset to secure any 2013 Lien Obligations unless such Grantor gives 2012 Lien Agent at least five (5) Business Days prior written notice thereof (or, if such Lien is granted upon the written request of any 2013 Lien Claimholder, such notice is provided to 2012 Lien Agent promptly after receiving such request and in any event prior to such Lien in fact being granted) and unless such notice also offers to grant a Lien on such asset to secure the 2012 Lien Obligations concurrently with the grant of a Lien thereon in favor of 2013 Lien Agent.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to 2012 Lien Agent or 2013 Lien Agent, each of 2013 Lien Agent, on behalf of 2013 Lien Claimholders, and 2012 Lien Agent, on behalf 2012 Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. If 2013 Lien Agent or any 2013 Lien Claimholder shall (nonetheless and in breach of this Section 2.3) acquire any Lien on any assets of any Grantor securing any 2013 Lien Obligations which assets are not also subject to the Lien of 2012 Lien Agent under the 2012 Lien Collateral Documents, then 2013 Lien Agent (or the relevant 2013 Lien Claimholder), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other 2013 Lien Debt Document hold and be deemed to have held such Lien and security interest for the benefit of the 2013 Lien Claimholders as security for the 2013 Lien Obligations and, subject to the terms of this Agreement, the benefit of the 2012 Lien Agent as security for the 2012 Lien Obligations. If 2012 Lien Agent or any 2012 Lien Claimholder shall (nonetheless and in breach of this Section 2.3) acquire any Lien on any assets of any Grantor securing any 2012 Lien Obligations which assets are not also subject to the Lien of 2013 Lien Agent under the 2013 Lien Collateral Documents, then 2012 Lien Agent (or the relevant 2012 Lien Claimholder), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other 2012 Lien Debt Document hold and be deemed to have held such Lien and security interest for the benefit of the 2012 Lien Claimholders as security for the 2012 Lien Obligations and, subject to the terms of this Agreement, the benefit of the 2013 Lien Agent as security for the 2013 Lien Obligations. All such Liens and security interests deemed held for the benefit of any Person pursuant to this paragraph shall be subject to the provisions of Sections 5.4(b) and 5.4(c).

2.4 Similar Liens. The parties hereto agree that it is their intention that the 2012 Lien Collateral and the 2013 Lien Collateral be identical. In furtherance of the foregoing and of Section 9.8, the parties hereto agree, subject to the other provisions of this Agreement, upon request by 2012 Lien Agent or 2013 Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the 2012 Lien Collateral and the 2013 Lien Collateral and the steps taken or to be taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the 2012 Lien Debt Documents and the 2013 Lien Debt Documents.

The foregoing to the contrary notwithstanding, it is also understood by each of the parties that to the extent that 2012 Lien Agent or 2013 Lien Agent obtains a Lien in an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or lien separate from the 2012 Lien Debt Documents or 2013 Lien Debt Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects not to obtain after receiving prior written notice thereof in accordance with the provisions of Section 2.3, the Collateral securing the 2012 Lien Debt Obligations and the 2013 Lien Debt Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

SECTION 3. Exercise of Remedies.

3.1 [Intentionally omitted]

3.2 [Intentionally omitted]

3.3 [Intentionally omitted]

3.4 [Intentionally omitted]

3.5 Cooperation and Non-Interference. Each Agent, for itself and on behalf of each of the Claimholders, hereby:

(a) agrees to consult and cooperate with the other Agent and the other Claimholders with respect to the Exercise of Secured Creditor Remedies to be taken under the 2012 Lien Debt Documents or the 2013 Lien Debt Documents, as applicable, so as not to restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the other Agent or the other Claimholders;

(b) acknowledges and agrees that no covenant, agreement or restriction contained in the 2012 Lien Collateral Documents or any other 2012 Lien Debt Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of 2013 Lien Agent or 2013 Lien Claimholders with respect to the Collateral as set forth in this Agreement and the 2013 Lien Debt Documents; and

(c) acknowledges and agrees that no covenant, agreement or restriction contained in the 2013 Lien Collateral Documents or any other 2013 Lien Debt Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of 2012 Lien Agent or 2012 Lien Claimholders with respect to the Collateral as set forth in this Agreement and the 2012 Lien Debt Documents.

3.6 [Intentionally omitted]

3.7 Commercially Reasonable Dispositions; Notice of Exercise. 2012 Lien Agent agrees that any Exercise of Secured Creditor Remedies by 2012 Lien Agent with respect to Collateral subject to Article 9 of the UCC shall be conducted by 2012 Lien Agent in a commercially reasonable manner. 2013 Lien Agent agrees that any Exercise of Secured Creditor Remedies by 2013 Lien Agent with respect to Collateral subject to Article 9 of the UCC shall be conducted by 2013 Lien Agent in a commercially reasonable manner. 2012 Lien Agent shall provide reasonable prior notice to 2013 Lien Agent of its initial material Exercise of Secured Creditor Remedies. 2013 Lien Agent shall provide reasonable prior notice to 2012 Lien Agent of its initial material Exercise of Secured Creditor Remedies. Prior notice shall not be required pursuant to this Section 3.7 if Exigent Circumstances exist, provided that such notice shall be given as soon as practicable and in any event contemporaneously with the taking of such action.

SECTION 4. Proceeds.

4.1 Application of Proceeds. Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 2.1, any Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies shall (at such time as such Collateral or proceeds has been monetized) be applied: (a) first, to the payment in full in cash of costs and expenses of 2012 Lien Agent and 2013 Lien Agent in connection with such Exercise of Secured Creditor Remedies, (b) second, to the payment in full in cash of the 2012 Lien Obligations in accordance with the 2012 Lien Debt Documents, and the payment in full in cash of the 2013 Lien Obligations in accordance with the 2013 Lien Debt Documents, on a Pro Rata Basis and (c) third, other surplus proceeds, if any, to HTI or to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct. If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall be held by the Agent that conducted the Exercise of Secured Creditor Remedies as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2 Turnover. Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, except as otherwise provided in Section 2.1, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by any Agent or any Claimholders (a) in connection with the Exercise of Secured Creditor Remedies with respect to the Collateral by such Agent or such Claimholders, or (b) as a result of such Agent’s or such Claimholders’ collusion with any Grantor in violating the rights of the other Agent or the other Claimholders (within the meaning of Section 9-332 of the UCC), shall be segregated and held in trust for the ratable benefit of all Agents and other Claimholders.

SECTION 5. Releases; Dispositions; Other Agreements.

5.1 Releases. Each Agent shall have the right to make determinations regarding the release or Disposition of any Collateral pursuant to the terms of the 2012 Lien Debt Documents or the 2013 Lien Debt Documents, as applicable, in each case without any consultation with, consent of, or notice to the other Agent or the other Claimholders.

5.2 [Intentionally omitted]

5.3 Amendments; Refinancings; Legend.

(a) The 2012 Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the 2012 Lien Obligations may be Refinanced, in each case without notice to, or the consent of, 2013 Lien Agent or 2013 Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to 2013 Lien Agent for the benefit of itself and the 2013 Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of the 2013 Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of 2013 Lien Claimholders holding at least a majority in aggregate principal amount of the 2013 Lien Notes then outstanding), contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the 2013 Lien Obligations which is permitted under the terms of the 2012 Lien Debt Documents as of the date hereof.

(b) The 2013 Lien Debt Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the 2013 Lien Obligations may be Refinanced, in each case without notice to, or the consent of, 2012 Lien Agent or 2012 Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (in a writing addressed to 2012 Lien Agent for the benefit of itself and the 2012 Lien Claimholders) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of the 2012 Lien Agent (which it shall be authorized to consent to based upon an affirmative vote of 2012 Lien Claimholders holding at least a majority in aggregate principal amount of the 2012 Lien Notes then outstanding), contravene the provisions of this Agreement or prohibit the Grantors from making any payment with respect to the 2012 Lien Obligations which is permitted under the terms of the 2013 Lien Debt Documents as of the date hereof.

(c) Each Grantor agrees that any promissory note evidencing or security agreement, pledge agreement or mortgage securing the 2012 Lien Obligations and the 2013 Lien Obligations executed after the date of this Agreement shall at all times include the following language (or language to similar effect approved by 2012 Lien Agent or the 2013 Lien Agent, respectively):

“Anything herein to the contrary notwithstanding, the liens and security interests [securing the obligations evidenced by this note] [granted hereunder] and the exercise of any right or remedy with respect thereto are subject to the provisions of the Intercreditor Agreement dated as of January 22, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and between Wells Fargo Bank, National Association, as 2012 Lien Agent, and Wells Fargo Bank, National Association, as 2013 Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this [note][security agreement][pledge agreement][mortgage], the terms of the Intercreditor Agreement (to the extent not inconsistent with the terms of any Priority Lien Intercreditor Agreement, as defined in the 2012 Indenture and the 2013 Indenture) shall govern and control.”

5.4 Bailee for Perfection.

(a) 2013 Lien Agent and 2012 Lien Agent each agree to hold or control that part of the Collateral that is now or hereafter in its possession or control (or in the possession or control of its agents or bailees), including Collateral the liens on which are perfected under the Control Agreement, to the extent that possession or control thereof perfects a Lien thereon under the UCC or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for 2012 Lien Agent or 2013 Lien Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under the 2012 Lien Debt Documents or the 2013 Lien Debt Documents, as applicable, subject to the terms and conditions of this Section 5.4.

(b) 2013 Lien Agent shall have no obligation whatsoever to 2012 Lien Agent or any 2012 Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. 2012 Lien Agent shall have no obligation whatsoever to 2013 Lien Agent or any 2013 Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of each Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon the discharge of the 2012 Lien Obligations or the 2013 Lien Obligations, as applicable, as provided in paragraph (d) of this Section 5.4.

(c) Neither the 2012 Lien Agent nor the 2013 Lien Agent acting pursuant to this Section 5.4 shall have by reason of the 2013 Lien Collateral Documents, the 2012 Lien Collateral Documents, or this Agreement a fiduciary relationship in respect of the other Agent or any 2013 Lien Claimholder or 2012 Lien Claimholder (as the case may be).

(d) Upon the discharge of the 2012 Lien Obligations or the 2013 Lien Obligations, as applicable, the applicable Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the other Agent to the extent Liens on such Pledged Collateral secure the 2013 Lien Obligations or 2012 Lien Obligation, as applicable, as confirmed in writing by such other Agent and, to the extent such other Agent confirms no Liens on such Pledged Collateral secure the 2013 Lien Obligations or the 2012 Lien Obligations, as applicable, or following the repayment in full of the 2013 Lien Obligations or 2012 Lien Obligations, as applicable, second, to the applicable Grantor (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). At the time of transfer of the Pledged Collateral by one Agent to the other Agent, the transferring Agent further agrees to take all other action reasonably requested by the transferee Agent at the expense of HTI (including amending any outstanding control agreements or giving any applicable notice required thereunder) to enable the transferee Agent to obtain a perfected security interest in the Collateral.

5.5 When Discharge of 2012 Lien Obligations or 2013 Lien Obligations Deemed to Not Have Occurred.

(a) If HTI enter into any Refinancing of the 2012 Lien Obligations, then the 2012 Lien Obligations shall be deemed not to have been discharged or paid in full for any purposes of this Agreement, and the obligations under such Refinancing of such 2012 Lien Obligations shall be treated as 2012 Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and 2012 Lien Agent under the 2012 Lien Debt Documents effecting such Refinancing shall be 2012 Lien Agent for all purposes of this Agreement. 2012 Lien Agent under such 2012 Lien Debt Documents, for itself and the 2012 Lien Claimholders, shall agree (in a writing addressed to 2013 Lien Agent for the benefit of itself and the 2013 Lien Claimholders) to be bound by the terms of this Agreement.

(b) If HTI enter into any Refinancing of the 2013 Lien Obligations, then the 2013 Lien Obligations shall be deemed not to have been discharged or paid in full for any purposes of this Agreement, and the obligations under such Refinancing of such 2013 Lien Obligations shall be treated as 2013 Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and 2013 Lien Agent under the 2013 Lien Debt Documents effecting such Refinancing shall be 2013 Lien Agent for all purposes of this Agreement. 2013 Lien Agent under such 2013 Lien Debt Documents, for itself and the 2013 Lien Claimholders, shall agree (in a writing addressed to 2012 Lien Agent for the benefit of itself and the 2012 Lien Claimholders) to be bound by the terms of this Agreement.

5.6 [Intentionally omitted]

5.7 Injunctive Relief. Should any 2012 Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, 2013 Lien Agent or any 2013 Lien Claimholder may obtain relief against such 2012 Lien Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed by 2012 Lien Agent that (a) 2013 Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each 2012 Lien Claimholder waives any defense that such Grantor and/or 2013 Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Should any 2013 Lien Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, 2012 Lien Agent or any 2012 Lien Claimholder may obtain relief against such 2013 Lien Claimholder by injunction, specific performance, and/or other appropriate equitable relief, it being understood and agreed by 2013 Lien Agent that (c) 2012 Lien Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (d) each 2013 Lien Claimholder waives any defense that such Grantor and/or 2012 Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. 2013 Lien Agent and 2012 Lien Agent hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by 2013 Lien Agent or 2013 Lien Claimholders or 2012 Lien Agent or 2012 Lien Claimholders, as the case may be.

SECTION 6. [Intentionally Omitted]

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, 2013 Lien Agent acknowledges that it and the 2013 Lien Claimholders have not relied on 2012 Lien Agent or any 2012 Lien Claimholders in making any credit analysis and decision to enter into such 2013 Lien Debt Documents and be bound by the terms of this Agreement and they agree that in the future they will not rely on 2012 Lien Agent or any 2012 Lien Claimholders when making any credit decision in taking or not taking any action under the 2013 Indenture or this Agreement. Other than any reliance on the terms of this Agreement, 2012 Lien Agent acknowledges that 2012 Lien Holders have not relied on 2013 Lien Agent or any 2013 Lien Claimholder in making any credit analysis and decision to enter into each of the 2012 Lien Debt Documents and be bound by the terms of this Agreement and they agree that in the future they will not rely on 2013 Lien Agent or any 2013 Lien Claimholders when making any credit decision in taking or not taking any action under the 2012 Lien Debt Documents or this Agreement.

7.2 No Warranties or Liability. 2013 Lien Agent acknowledges and agrees that, except as provided in Section 8 hereof, each of 2012 Lien Agent and 2012 Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the 2012 Lien Debt Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, 2012 Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the 2012 Lien Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. 2012 Lien Agent acknowledges and agrees that, except as provided in Section 8 hereof, 2013 Lien Agent and 2013 Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the 2013 Lien Debt Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, 2013 Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective 2013 Lien Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

7.3 No Waiver of Lien Priorities.

(a) No right of 2013 Lien Claimholders, 2013 Lien Agent or any of them to enforce any provision of this Agreement or any 2013 Lien Debt Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any 2013 Lien Claimholder or 2013 Lien Agent, or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the 2013 Lien Debt Documents or any of the 2012 Lien Debt Documents, regardless of any knowledge thereof which 2013 Lien Agent or 2013 Lien Claimholders, or any of them, may have or be otherwise charged with.

(b) No right of 2012 Lien Claimholders, 2012 Lien Agent or any of them to enforce any provision of this Agreement or any 2012 Lien Debt Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any 2012 Lien Claimholder or 2012 Lien Agent, or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the 2012 Lien Debt Documents or any of the 2013 Lien Debt Documents, regardless of any knowledge thereof which 2012 Lien Agent or 2012 Lien Claimholders, or any of them, may have or be otherwise charged with.

(c) Without in any way limiting the generality of the foregoing paragraphs (but subject to any rights of Grantors under the 2012 Lien Debt Documents or the 2013 Lien Debt Documents and subject to the provisions of Sections 5.3(a) and (b)), each of the 2012 Lien Claimholders, 2012 Lien Agent, 2013 Lien Claimholders, and 2013 Lien Agent may, at any time and from time to time in accordance with the 2012 Lien Debt Documents, 2013 Lien Debt Documents and/or applicable law, without the consent of, or notice to, the other Agent or the other Claimholders, without incurring any liabilities to the other Agent or the other Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the other Agent or the other Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the 2012 Lien Obligations or the 2013 Lien Obligations, as applicable, or any Lien on any 2012 Lien Collateral or 2013 Lien Collateral, as applicable, or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the 2012 Lien Obligations or the 2013 Lien Obligations, as applicable, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by 2012 Lien Agent or any 2012 Lien Claimholders or the 2013 Lien Agent or any 2013 Lien Claimholders, the 2012 Lien Obligations, the 2013 Lien Obligations or any of the 2012 Lien Debt Documents or the 2013 Lien Debt Documents (other than this Agreement);

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the 2012 Lien Collateral or the 2013 Lien Collateral or any liability of any Grantor to 2012 Lien Claimholders, 2012 Lien Agent, 2013 Lien Claimholders or 2013 Lien Agent or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any 2012 Lien Obligation, 2013 Lien Obligations or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the 2012 Lien Obligations and the 2013 Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any 2012 Lien Collateral, any 2013 Lien Collateral and any security and any guarantor or any liability of any Grantor to 2012 Lien Claimholders or 2013 Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(d) Except as otherwise provided herein, 2012 Lien Agent also agrees that 2013 Lien Claimholders and 2013 Lien Agent shall have no liability to 2012 Lien Agent or any 2012 Lien Claimholders, and 2012 Lien Agent hereby waives any claim against any 2013 Lien Claimholder or 2013 Lien Agent, arising out of any and all actions which 2013 Lien Claimholders or 2013 Lien Agent may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the 2013 Lien Debt Documents (other than this Agreement);

(ii) the collection of the 2013 Lien Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any 2013 Lien Collateral. 2012 Lien Agent agrees that 2013 Lien Claimholders and 2013 Lien Agent have no duty to them in respect of the maintenance or preservation of the 2013 Lien Collateral, the 2013 Lien Obligations, or otherwise.

(e) Except as otherwise provided herein, 2013 Lien Agent also agrees that 2012 Lien Claimholders and 2012 Lien Agent shall have no liability to 2013 Lien Agent or any 2013 Lien Claimholders, and 2013 Lien Agent hereby waives any claim against any 2012 Lien Claimholder or 2012 Lien Agent, arising out of any and all actions which 2012 Lien Claimholders or 2012 Lien Agent may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i) the 2012 Lien Debt Documents (other than this Agreement);

(ii) the collection of the 2012 Lien Obligations; or

(iii) the foreclosure upon, or sale, liquidation, or other disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise dispose of, any 2012 Lien Collateral. 2013 Lien Agent agrees that 2012 Lien Claimholders and 2012 Lien Agent have no duty to them in respect of the maintenance or preservation of the 2012 Lien Collateral, the 2012 Lien Obligations, or otherwise.

7.4 Obligations Unconditional. For so long as this Agreement is in full force and effect, all rights, interests, agreements and obligations of 2013 Lien Agent and 2013 Lien Claimholders and 2012 Lien Agent and 2012 Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any 2013 Lien Debt Documents or any 2012 Lien Debt Documents;

(b) except as otherwise expressly restricted in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the 2013 Lien Obligations or 2012 Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any 2013 Lien Debt Document or any 2012 Lien Debt Document;

(c) except as otherwise expressly restricted in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the 2013 Lien Obligations or 2012 Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of 2013 Lien Agent, the 2013 Lien Obligations, any 2013 Lien Claimholder, 2012 Lien Agent, the 2012 Lien Obligations or any 2012 Lien Claimholder in respect of this Agreement (other than indefeasible payment in full in cash of such obligations).

SECTION 8. Representations and Warranties.

8.1 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery, and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

8.2 Representations and Warranties of Each Agent. 2013 Lien Agent and 2012 Lien Agent each represents and warrants to the other that it has been authorized by 2013 Lien Holders or 2012 Lien Holders, as applicable, under the 2013 Indenture or the 2012 Indenture, as applicable, to enter into this Agreement and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the 2013 Lien Holders or 2012 Lien Holders, as applicable, as fully as if they were parties hereto.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the 2013 Lien Debt Documents or any of the 2012 Lien Debt Documents, the provisions of this Agreement shall govern and control. In the event of any conflict between the provisions of this Agreement and the provisions of any Priority Lien Intercreditor Agreement (as defined in the 2012 Indenture and the 2013 Indenture), the provisions of such Priority Lien Intercreditor Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. Each of 2013 Lien Agent and 2012 Lien Agent hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to 2012 Lien Agent, 2012 Lien Claimholders, and the 2012 Lien Obligations, on the date that the 2012 Lien Obligations are paid in full; and

(b) with respect to 2013 Lien Agent, 2013 Lien Claimholders, and the 2013 Lien Obligations, on the date that the 2013 Lien Obligations are paid in full.

9.3 Amendments; Waivers. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of each party hereto, which, in the case of the 2012 Lien Agent, shall be at the direction of 2012 Lien Holders holding at least a majority of the aggregate outstanding principal amount of the 2012 Lien Notes, and, in the case of the 2013 Lien Agent, shall be at the direction of 2013 Lien Holders holding at least a majority of the aggregate outstanding principal amount of the 2013 Lien Notes (and acknowledged by the Grantors if such amendment, modification or waiver purports to alter, in a manner adverse to any Grantor, any obligation of such Grantor hereunder or under any agreement referenced herein) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

9.4 Information Concerning Financial Condition of the Grantors and their Respective Subsidiaries. 2013 Lien Agent and 2013 Lien Claimholders, on the one hand, and 2012 Lien Claimholders and 2012 Lien Agent, on the other hand, shall not be responsible for keeping any other party informed of (a) the financial condition of the Grantors and their respective subsidiaries and all endorsers and/or guarantors of the 2013 Lien Obligations or the 2012 Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the 2013 Lien Obligations or the 2012 Lien Obligations. 2013 Lien Agent and 2013 Lien Claimholders shall have no duty to advise 2012 Lien Agent or any 2012 Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. 2012 Lien Agent and 2012 Lien Claimholders shall have no duty to advise 2013 Lien Agent or any 2013 Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.

9.5 Subrogation. With respect to any payments or distributions in cash, property, or other assets that any 2013 Lien Claimholders or 2013 Lien Agent pays over to 2012 Lien Agent or 2012 Lien Claimholders under the terms of this Agreement, 2013 Lien Claimholders and 2013 Lien Agent shall be subrogated to the rights of 2012 Lien Agent and 2012 Lien Claimholders. Any payments or distributions in cash, property or other assets received by 2013 Lien Agent or 2013 Lien Claimholders that are paid over to 2012 Lien Agent or 2012 Lien Claimholders pursuant to this Agreement shall not reduce any of the 2013 Lien Obligations. With respect to any payments or distributions in cash, property, or other assets that any 2012 Lien Claimholders or 2012 Lien Agent pays over to 2013 Lien Agent or 2013 Lien Claimholders under the terms of this Agreement, 2012 Lien Claimholders and 2012 Lien Agent shall be subrogated to the rights of 2013 Lien Agent and 2013 Lien Claimholders. Any payments or distributions in cash, property or other assets received by 2012 Lien Agent or 2012 Lien Claimholders that are paid over to 2013 Lien Agent or 2013 Lien Claimholders pursuant to this Agreement shall not reduce any of the 2012 Lien Obligations.

9.6 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.7; AND

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO (INCLUDING EACH OF THE GRANTORS ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS

REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY 2013 LIEN AGENT AND 2012 LIEN AGENT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7 Notices. All notices to 2012 Lien Claimholders and 2013 Lien Claimholders permitted or required under this Agreement shall also be sent to 2012 Lien Agent and 2013 Lien Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as designated on Exhibit A attached hereto or as may be otherwise designated by such party in a written notice to all of the other parties complying with this Section 9.7.

9.8 Further Assurances. 2013 Lien Agent and 2012 Lien Agent each agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as 2013 Lien Agent or 2012 Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement, all at the expense of HTI.

9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK.

9.10 Binding on Successors and Assigns. This Agreement shall be binding upon 2013 Lien Agent, 2013 Lien Claimholders, 2012 Lien Agent, 2012 Lien Claimholders, and their respective successors and assigns.

9.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.13 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of 2013 Lien Claimholders and 2012 Lien Claimholders. In no event shall any Grantor be a third party beneficiary of this Agreement.

9.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of 2013 Lien Agent and 2013 Lien Claimholders on the one hand and 2012 Lien Agent and 2012 Lien Claimholders on the other hand. No Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between Grantors and 2013 Lien Agent and 2013 Lien Claimholders, or as between Grantors and 2012 Lien Agent and 2012 Lien Claimholders, the obligations of Grantors to pay principal, interest, fees and other amounts as provided in the 2013 Lien Debt Documents and the 2012 Lien Debt Documents, respectively.

9.15 Costs and Attorney’s Fees. In the event it becomes necessary for 2013 Lien Agent, any 2013 Lien Claimholder, 2012 Lien Agent, or any 2012 Lien Claimholder to commence or become a party to any proceeding or action to enforce the provisions of this Agreement, the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof, including reasonable attorney’s fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

9.16 Patriot Act Compliance. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, each Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide each Agent with such information as it may request in order for each Agent to satisfy the requirements of the USA PATRIOT Act.

[signature pages follow]

SECOND LIEN AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as 8.50% Lien Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as 10.875% Lien Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

Signature Page to Intercreditor Agreement

ACKNOWLEDGMENT

As of the date first written above, each of the Grantors and each of the Grantors’ undersigned Subsidiaries (if any) hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to 2013 Lien Agent, 2013 Lien Claimholders, 2012 Lien Agent, and 2012 Lien Claimholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. The Grantors and each of the Grantors’ undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Intercreditor Agreement.

ACKNOWLEDGED:

HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation

By:	/s/ David P. Radloff
Name: David P. Radloff
Title: CFO

Acknowledgment Page to Intercreditor Agreement

EXHIBIT A

NOTICE ADDRESSES

If to 2012 Lien Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Hutchinson Administrator
Facsimile: (612) 667-2160

With copies to:	DORSEY & WHITNEY LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402
Attention: Steven J. Heim
Facsimile: (612) 340-2643

If to 2013 Lien Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Hutchinson Administrator
Facsimile: (612) 667-2160

with copies to:	DORSEY & WHITNEY LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402
Attention: Steven J. Heim
Facsimile: (612) 340-2643

If to the Grantors:	HUTCHINSON TECHNOLOGY INCORPORATED
40 West Highland Park
Hutchinson, MN 55350-9784
Attention: Chief Financial Officer
Facsimile: (320) 587-1810

with copies to:	FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Peggy Abram
Facsimile: 612-766-1600

Exhibit A - 1